Exhibit 99.1

ANNEX I

David H. Young
c/o The Hamilton Group, Inc.
1300 Bay Street, Suite 400
Toronto, Ontario  M5R 3K8

Date of Event:  01/31/2004
Issuer Name and Ticker or Trading Symbol:  Maritek Corporation (MRTK)

Reporting Person

The reporting person, David Holton Young of Toronto, Ontario, Canada ("Young,
Jr."), was elected a director of Maritek Corporation, a Delaware corporation
("Maritek"), on January 31, 2004 to fill a vacancy on Maritek's board of directors.  On January 31, 2004 Young, Jr. was also appointed President of
Maritek.

Class of Securities Reported

In January of 2004, Young, Jr. and Michael J. Geoffrey Fulton of Calgary,
Alberta, Canada ("Fulton") agreed to complete a transaction, which was documented by an unsigned transaction outline (the "Transaction Agreement").

In accordance with the terms of the Transaction Agreement, EMC International
Inc., a Barbados corporation ("EMC"), acquired the following securities (the
"Securities") of Maritek from a group of Maritek selling stockholders (the
"Selling Stockholders"):

(i)  6,842,438 shares (the "Common Shares") of common stock, $.01 par value per share;
(ii)  883,334 shares (the "Preferred Shares") of Series A Preferred Stock, $.01
 par value per share; and
(iii)  notes in the aggregate principal amount of $1,397,406 owing by Maritek to the Selling Stockholders (the "Maritek Notes").

The aggregate consideration paid by EMC to the selling stockholders for the
Securities was $5,692,964, of which $4,378,870 was paid at closing (the "Closing
Payment") and the remaining $1,314,151 is payable during the two year period following the closing pursuant to notes owing by EMC to the Selling Stockholders
(the "EMC Notes").  The EMC Notes are secured by a first pledge and security interest in 1,000,706 of the Common Shares and 399,961 of the Preferred Shares.
The closing occurred on January 31, 2004.

In accordance with the Transaction Agreement, the funds EMC used for the Closing
Payment were provided by a loan in the amount of $4,378,870 (the "First Cona
Loan") to EMC from Cona Capital Ltd, a British Virgin Islands corporation
("Cona"), on January 30, 2004.  The First Cona Loan is secured by a first pledge and security interest in 5,841,731 of the Common Shares, 483,373 of the
Preferred Shares, and Maritek Notes in the aggregate amount of $1,397,406 owing by Maritek to EMC.  Cona also agreed to lend EMC additional funds as needed to satisfy the EMC Notes (the "Second Cona Loan").  The Second Cona Loan was to be
secured by a first pledge and security interest in the 1,000,706 Common Shares and 399,961 Preferred Shares initially pledged to the Selling Stockholders to secure the EMC Notes.  All of the outstanding capital stock of Cona is owned by the Venice Trust, a revocable trust established under the laws of Bermuda by
Young, Jr.'s father ("Young, Sr.") for the benefit of Young, Sr.'s wife and issue (including Young, Jr. and Young, Jr.'s issue), subject to Young, Sr.'s power to revoke the trust during his lifetime.

Immediately prior to the First Cona Loan, EMC was an inactive company with no assets or liabilities.  At that time, all of the outstanding capital stock of
EMC was owned by Emscan Corporation, an Alberta corporation ("Emscan").  Young,
Jr. and Fulton each own approximately 45% of the outstanding capital stock of
Emscan and are both directors of Emscan.  Pursuant to the terms of the
Transaction Agreement, Fulton was to arrange (i) for the transfer of 50% of the outstanding capital stock of EMC to a holding company designated by Young, Jr.
and 50% of the outstanding capital stock of EMC to a holding company designated by Fulton, and (ii) for the appointment of Young, Jr. as a director and officer of EMC.

Since the closing of EMC's acquisition of the Securities, disputes have arisen between Fulton, on the one hand, and Young, Jr. and Cona on the other hand.
Fulton has refused to cause the transfer of 50% of the outstanding capital stock of EMC to a holding company designated by Young, Jr. and, on information and belief, has instead initiated a transfer of 100% of the outstanding capital stock of EMC to Fulton's holding company, Columbia Commercial Inc., an Alberta corporation.  Fulton has also refused to cause the appointment of Young, Jr. as a director and officer of EMC.

Young, Jr. and Cona have given notice to Fulton terminating the Transaction
Agreement and have commenced an action against Fulton in the Ontario Superior
Court of Justice claiming damages for breach of contract and for an order declaring the First Cona Loan owing by EMC to Cona to be immediately due and payable and permitting enforcement of the security therefor.

Based on the foregoing, Young, Jr. may be deemed to be the "beneficial owner" of
5,841,731 Common Shares and 483,373 Preferred Shares (as "beneficial owner" is defined in Rule 16a-1(a)(2) promulgated under the Securities Exchange Act of
1934, as amended (the "Exchange Act")) because Young, Jr. may be deemed to have a direct or indirect pecuniary interest in the securities pledged to Cona.
Young, Jr. may also be deemed to be the "beneficial owner" of 3,421,219 Common
Shares and 441,667 Preferred Shares (as "beneficial owner" is defined in Rule
16a-1(a)(2) promulgated under the Exchange Act) because pursuant to the
Transaction Agreement, Young, Jr. was supposed to have received 50% of the outstanding capital stock of EMC, which owns 6,842,438 Common Shares and 883,334
Preferred Shares.  However, Young, Jr. is not the "beneficial owner" of any class of Maritek's equity securities (as "beneficial owner" is defined in Rule
16a-1(a)(1) of the Exchange Act) because Young, Jr. is not a person who is deemed a beneficial owner of Maritek's equity securities pursuant to Section
13(d) of the Exchange Act and the rules thereunder.

In accordance with Rule 16a-1(a)(4), this Form 3 shall not be deemed an admission that Young, Jr. is, for purposes of Section 16 of the Exchange Act or otherwise, the beneficial owner of any equity securities covered by this Form 3.